UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2010

TITAN MACHINERY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33866	45-0357838
(Commission File Number)	(IRS Employer
Identification No.)

644 East Beaton Drive, West Fargo ND 58078-2648

(Address of Principal Executive Offices)  (Zip Code)

(701) 356-0130

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                                                             Entry into a Material Definitive Agreement.

Credit Agreement with Wells Fargo Bank, National Association

On October 31, 2010, Titan Machinery Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with a syndicated group of lenders comprised of Wells Fargo Bank, National Association (“Wells Fargo”), CoBank, ACB, Bank of America, N.A., U.S. Bank National Association, Bank of the West, a California banking corporation, and Bremer Bank, N.A. (collectively, the “Lenders”).  The following is a description of certain terms of the Agreement.

The Agreement provides for an aggregate $225 million financing commitment by the Lenders, consisting of an aggregate floorplan financing commitment of $175 million (the “Floorplan Facility”) and an aggregate working capital commitment of $50 million (the “Working Capital Facility”) (together, the “Facilities”).  The Floorplan Facility may be used to advance up to 90% of the value of eligible new inventory plus 85% of the value of eligible used inventory.  The Working Capital Facility may be used to advance up to 80% of the Company’s eligible accounts, 85% of the value of eligible rental equipment, plus 75% of the Company’s eligible parts and attachments inventory, plus 50% of the Company’s eligible work in process inventory.

Loans under the Facilities will carry an effective interest rate equal to LIBOR plus an applicable margin of 1.5% to 2.0% per annum, based on the Company’s consolidated leverage ratio, except in certain circumstances as provided in the Agreement.  Upon certain events of default, all outstanding loans and the amount of all other obligations owing under the Facilities will automatically start to bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations, for so long as such event of default is continuing.

The Facilities will mature on October 31, 2014.  Advances under the Facilities are secured by substantially all of the accounts, equipment, inventory and other assets of the Company and all proceeds of such collateral.  The Agreement requires the Company to comply with customary affirmative, negative and financial covenants.  Financial covenants include a consolidated leverage ratio of not greater than 2.50:1.00 at the end of each fiscal quarter and a consolidated fixed charge coverage ratio of not less than 1.25:1.00 for the then trailing 12-month period.

The Agreement contains customary events of default, as defined in the Agreement.  Upon an event of default, Wells Fargo, at the request of or with the consent of the Lenders, may terminate all existing and future loan commitments and declare all of the Company’s outstanding loan obligations immediately due and payable, or pursue on behalf of the Lenders any other available remedies of the Lenders under the loan documents.

A press release describing the transactions set forth in this Item 1.01 is set forth in Exhibit 99.1 attached hereto and incorporated herein by reference.

The foregoing discussion of the credit agreement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding expectations for effective interest rates under the credit agreement, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Item 1.02               Termination of a Material Definitive Agreement.

On November 2, 2010, in conjunction with the transactions described in Item 1.01, the Company repaid all amounts owed under its Second Amended and Restated Agreement for Wholesale Financing (the “Wholesale Financing Agreement”) with GE Commercial Distribution Finance Corporation (“CDF”), which Wholesale Financing Agreement was executed March 12, 2010 by and between the Company and CDF and was filed as Exhibit 10.42 to the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010.  The Wholesale Financing Agreement provided for a discretionary revolving floorplan facility with an initial facility amount of up to $50,000,000.  The Wholesale Financing Agreement was terminated in accordance with its terms and material early termination penalties were not incurred.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Agreement and the Company’s obligations with respect thereto above are incorporated herein by reference to Item 1.01 above.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits:

99.1	Press release dated November 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN MACHINERY INC.

Date: November 4, 2010	By	/s/ Mark P. Kalvoda
Mark P. Kalvoda
Chief Accounting Officer